Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VALMONT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-0351813
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15000 Valmont Plaza
Omaha, Nebraska	68154-5215
(Address of principal executive offices)	(Zip code)

Valmont 2026 Employee Stock Purchase Plan

(Full title of the plan)

John Schwietz

Executive Vice President and Chief Financial Officer

Valmont Industries, Inc.

15000 Valmont Plaza

Omaha, Nebraska 68154-5215

(Name and address of agent for service)

402-963-1000

(Telephone number, including area code,

of agent for service)

Copy to:

Guy Lawson
McGrath North Mullin & Kratz, PC LLO
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102
(402) 341-3070

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Non-accelerated filer ☐
Accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I, Item 1 of Form S-8. The documents containing the information specified in Part I, Item 1 will be delivered to the participants in Valmont 2026 Employee Stock Purchase Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Part I, Item 2 of Form S-8 is omitted from this registration statement and included in documents sent or given to participants in the Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act. Such written statement is not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. This written statement and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Valmont Industries, Inc. (“Valmont”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

(a)	Annual Report on Form 10-K for the fiscal year ended December 27, 2025.

(b)	Current Reports on Form 8-K dated March 3, 2026 and April 8, 2026.

(c)	Quarterly Report on Form 10-Q for the quarter ended March 28, 2026.

(d)	The description of Valmont’s common stock contained in Exhibit 4.9 to Valmont’s Annual Report on Form 10-K (Commission file no. 001-31429) for the fiscal year ended December 28, 2019, including any amendment or report filed for the purpose of updating such description.

All documents filed by Valmont pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with the rules of the Commission).

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Article IX of the Restated Certificate of Incorporation of Valmont, Valmont shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to Valmont or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director shall continue to be liable for (1) any breach of a director's duty of loyalty to Valmont or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (4) any transaction from which the director derived an improper personal benefit.

The by-laws of Valmont provide for indemnification of Valmont officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person was serving Valmont in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Valmont.

Valmont also maintains a director and officer insurance policy which insures the officers and directors of Valmont and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1	-	Restated Certificate of Incorporation, as amended, filed as Exhibit 3.1 to Valmont’s Quarterly Report on Form 10-Q (Commission file no. 001-31429) for the fiscal quarter ended March 28, 2009 and incorporated herein by reference.

4.2	-	Bylaws, as amended, filed as Exhibit 3.2 to Valmont’s Current Report on Form 8-K (Commission file no. 001-31429) dated December 13, 2022 and incorporated herein by reference.

5*	-	Opinion of McGrath North Mullin & Kratz, PC LLO

23.1	-	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5).

23.2*	-	Consent of Deloitte & Touche LLP.

24*	-	Powers of Attorney.

99.1*		Valmont 2026 Employee Stock Purchase Plan

107*	-	Filing Fee Table

*Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form  S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on April 28, 2026.

Valmont Industries, Inc.

By	/s/ Avner M. Applbaum
Avner M. Applbaum
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 28, 2026.

Signature	Title

/s/ Avner M. Applbaum
Avner M. Applbaum	President and Chief Executive Officer and Director
(Principal Executive Officer)

/s/ John Schwietz
John Schwietz	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ William E. Johnson
William E. Johnson	Chief Accounting Officer
(Principal Accounting Officer)

Mogens C. Bay*	Director
Deborah H. Caplan*	Director
Ritu Favre*	Director
Theo W. Freye*	Director
Richard A. Lanoha*	Director
Paul T. Maass*	Director
James B. Milliken*	Director
Daniel P. Neary *	Director
Catherine James Paglia *	Director
Joan Robinson-Berry*	Director

*John Schwietz, by signing his name hereto, signs this registration statement on behalf of each of the directors indicated. A Power of Attorney authorizing such action has been filed herein as Exhibit 24.

/s/ John Schwietz
John Schwietz
Attorney-in-Fact